CONSENT OF INDEPENDENT AUDITORS

The Growth Fund of America, Inc.

We consent to (a) the use in this Post-Effective Amendment No. 65 to Registration Statement No. 2-14728 on Form N-1A of our report dated September 26, 1997 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 27, 1997